Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Stein Mart, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-148007, 333-160248, 333-181933, 333-214865, 333-214866) on Form S-8 of Stein Mart, Inc. of our reports dated April 13, 2017, with respect to the consolidated balance sheets of Stein Mart, Inc. and subsidiaries as of January 28, 2017 and January 30, 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 28, 2017, and the effectiveness of internal control over financial reporting as of January 28, 2017, which reports appear in this Form 10-K.

Our report dated April 13, 2017, on the effectiveness of internal control over financial reporting as of January 28, 2017, expresses our opinion that Stein Mart, Inc. did not maintain effective internal control over financial reporting as of January 28, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to an ineffective risk assessment process over business operations to assess changes that significantly impact the company’s financial processes and internal control over financial reporting, and an ineffective design and implementation of process level controls to verify the completeness and accuracy of data in a report used by management to review the lower-of-cost-or-market adjustment for the company’s aged inventory has been identified and included in management’s assessment.

/s/ KPMG LLP

April 13, 2017

Jacksonville, Florida

Certified Public Accountants